BILL OF SALE

WHEREAS, on March 9, 2006 (the "Petition Date"), **BIODIESEL OF MISSISSIPPI, INC.** ("Seller") filed with the United States Bankruptcy Court for the Northern District of Mississippi (the "Bankruptcy Court") its voluntary Petition for Relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"), which was styled *In re Biodiesel of Mississippi, Inc.* and was assigned Case No. 06-10402 (the "Bankruptcy Case");

WHEREAS, the Seller is the legal owner of certain property and fixtures, including the Property (as hereinafter defined);

WHEREAS, in its Order Granting Debtor's Motion to Sell Assets Free and Clear of All Liens, Claims, Interests and Encumbrances Outside of the Ordinary Course of Business (Docket # 243-245), entered in the Bankruptcy Case on December 21, 2006 (the "Sale Order"), the Bankruptcy Court authorized the Seller to convey certain property to **UNIVERSAL BIOENERGY NORTH AMERICA, INC.**, a Nevada corporation (the "Buyer").

NOW, THEREFORE, FOR AND IN CONSIDERATION of the sum of Ten and No/100 Dollars ($10.00), cash in hand paid, and other good and valuable consideration, the receipt, adequacy and sufficiency of all of which is hereby acknowledged, to the extent not otherwise conveyed by the Seller to the Buyer by the Special Warranty Deed, executed contemporaneously herewith, and to the extent permitted and authorized under the Sale Order, Seller hereby sells, assigns, transfers and conveys unto Buyer all of the Seller's right, title and interest in and to the following described property, specifically including but not limited to the following assets (the "Transferred Property"):

(A) the fixtures on the Land described in Exhibit "A" hereto;

(B) the Refinery, including all of the Assets listed in Exhibit "B" hereto; and

(C) all equipment, tools and all other assets of the Debtor, whether or not presently used in the refinery operations, including all permits, regulatory approvals and certificates issued by any governmental entity allowing the operation of the refinery, including the registration by the United States Environmental Protection Agency ("EPA") of the biodiesel produced at the Refinery, the permits and permit applications and Orders of the Debtor with the Mississippi Department of Environmental Quality ("MDEQ"), the Debtor's membership in the National Biodiesel Board, and other rights and authority to operate the Refinery, as well as all intellectual property rights as the Company may own related to the refinery operations (hereinafter collectively referred to as the "Assets").

less and except the assets excluded from this sale, which are more particularly listed on Exhibit "C" hereto (the "Excluded Assets").

Except as otherwise provided herein with respect to the Agreed Order with the MDEQ, the sale of the Assets to Buyer shall be free and clear of any liens, claims, interests and

encumbrances pursuant to 11 U.S.C. § 363(f), with all liens, claims, interests and encumbrances attaching to the proceeds of the sale.

With respect to the transfer of an permit, permit application or authority to operate granted by the MDEQ, any transfer of the applications, permits, regulatory approvals or certificates issued by any governmental entity allowing the operation of the refinery, and other rights and authority to operate the refinery insofar by the Seller to the Buyer as they relate to the MDEQ shall be subject to approval by the Mississippi Environmental Quality Permit Board (or MDEQ staff as allowed by Chapter II of PB-1), pursuant to Chapter V of WPC-1 and Chapter XVI of APC-S-2 and other applicable regulations and laws. Buyer shall be bound by the terms of the Agreed Order and the Agreed Order Amendment and the authorization letter, including the obligation to pay the balance owed to the Trust Fund established therein, whether from production or otherwise.

Except as otherwise specifically provided in the Sale Order and the Asset Purchase Agreement, which is attached as Exhibit "D" to the Sale Order, the Transferred Property is hereby sold on an "AS IS, WHERE IS" basis, and the Seller makes no express or implied warranties of any kind or nature.

This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Mississippi.

IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be executed as of the 26th day of January, 2007.

-SELLER-

BIODIESEL OF MISSISSIPPI, INC.

By: ______________________
W. THOMAS TACKER
President

EXHIBIT "A"

Tract I:

Commence at the Southeast corner of the Southeast Quarter of Section 36, Township 11 South, Range 6 East, Monroe County and run thence North along the center line of U.S. Highway No. 45, this being the Western boundary line of said quarter section a distance of 1100.5 feet; thence due East a distance of 50.0 feet to the East right-of-way of said highway; thence due East a distance of 450.19 feet; thence due North a distance of 50.0 feet; this being the POINT OF BEGINNING; thence due North a distance of 422.58 feet; thence due East for a distance of 244.0 feet to the West right-of-way of the St. Louis and San Francisco Railroad; thence Southeasterly along the right-of-way of said railroad, this line being a circular curve, the chord distance from the Northeast corner to the Southeast corner being 608.0 feet, more or less, and having a bearing of South 45 degrees 50 minutes East more or less; thence due West a distance of 681.0 feet, more or less, to the POINT OF BEGINNING, all lying and being in the Southeast Quarter of Section 36, Township 11 South, Range 6 East, Monroe County and containing 4.36 acres.

LESS AND EXCEPT, and reserving unto a prior Grantor, a proposed Cellular South lease area, being part of the property owned by the City of Nettleton in Monroe County, Mississippi, as recorded in instrument number 20030662 at the Chancery Clerk's Office in Monroe County, Mississippi, being part of the Southeast Quarter of Section 36, Township 11 South, Range 6 East in Monroe County, Mississippi, and being more particularly described as follows:

Commencing at the Southwest corner of the Southeast Quarter of Section 36, Township 11 South, Range 6 East, Monroe County, Mississippi, and run thence North along the centerline of U.S. Highway No. 45, this being the Western boundary line of said quarter section per deed a distance of 1,100.5 feet; thence Eastwardly a distance of 50.0 feet to a found iron pin at the East right-of-way line of said highway; thence Eastwardly 450.19 feet; thence Northwardly 50.0 feet to the true POINT OF BEGINNING of the proposed Cellular South lease area, being the Southwest corner of said city property; thence North 00 degrees 54 minutes 04 seconds West along the West boundary line of the City of Nettleton property–80.00 feet; thence North 89 degrees 05 minutes 56 seconds East–80.00 feet; thence South 00 degrees 54 minutes 04 seconds East–80.00 feet to a point in the South boundary line of the said city property; thence South 89 degrees 05 minutes 56 seconds West along said South line–80.00 feet to the POINT OF BEGINNING.

Containing 6,400 square feet or 0.147 acres.

SUBJECT TO a proposed 30-foot wide ingress/egress and utility easement, being part of the property owned by the City of Nettleton in Monroe County, Mississippi, as recorded in instrument number 20030662 at the Chancery Clerk's Office in Monroe County, Mississippi, and also part of the City of Nettleton property West of said property (deed reference unknown), being part of the Southeast Quarter of Section 36, Township 11 South, Range 6 East in Monroe County, Mississippi, and being more particularly described as follows:

Beginning at the Northeast corner of the previously described proposed Cellular South lease area; thence North 90 degrees 00 minutes 00 seconds East–160.54 feet; thence North 24 degrees 00 minutes 46 seconds West–88.50 feet; thence North 44 degrees 06 minutes 35 seconds West –304.66 feet; thence South 88 degrees 55 minutes 31 seconds West–437.42 feet to a point on the East right-of-way line of U.S. Highway No. 45; thence North 00 degrees 21 minutes 14 seconds East–30.01 feet; thence North 88 degrees 55 minutes 31 seconds East–449.71 feet; thence South 44 degrees 06 minutes 35 seconds East–323.01 feet; thence South 24 degrees 00 minutes 46 seconds East–140.02 feet; thence South 90 degrees 00 minutes 00 seconds West–206.27 feet to a point in the East line of the proposed Cellular South lease area; thence North 00 degrees 54 minutes 04 seconds West along said line–30.00 feet to the POINT OF BEGINNING.

Containing 31,651 square feet or 0.727 acres.

SUBJECT TO a proposed 30-foot wide ingress/egress and utility easement, being part of the property owned by the City of Nettleton in Monroe County, Mississippi, as recorded in Instrument number 20030662 at the Chancery Clerk's Office in Monroe County, Mississippi, being part of the Southeast Quarter of Section 36, Township 11 South, Range 6 East in Monroe County, Mississippi, and being more particularly described as follows:

Commencing at the Northwest corner of the previously described proposed Cellular South lease area; thence run North 00 degrees 54 minutes 04 seconds West along the West line of the City of Nettleton property–297.93 feet to the true POINT OF BEGINNING; thence North 00 degrees 54 minutes 04 seconds West along said West line–33.00 feet; thence North 88 degrees 55 minutes 31 seconds East–10.13 feet; thence South 44 degrees 06 minutes 35 seconds East–323.01 feet; thence South 24 degrees 00 minutes 46 seconds East–140.02 feet; thence South 90 degrees 00 minutes 00 seconds West–206.27 feet to a point in the East line of the proposed Cellular South lease area; thence North 00 degrees 54 minutes 04 seconds West along said line–30.00 feet to the Northeast corner of said proposed Cellular South lease area; thence North 90 degrees 00 minutes 00 seconds East–160.54 feet; thence North 24 degrees 00 minutes 46 seconds West–88.50 feet; thence North 44 degrees 06 minutes 35 seconds West–300.56 feet to the POINT OF BEGINNING.

Containing 18,450 square feet or 0.424 acres.

EXHIBIT "B"

BIODIESEL OF MISSISSIPPI, INC
SUMMARY OF ASSETS

Refinery Building (80' x 60' – 32' Tall), located on a 2' thick concrete slab
8,000-gallon stainless steel tank
Retail Fuel Metering Pump System
Incoming Fuel Distribution System
48,000-gallon Ultra Sonic Reactor Jacketed
Raw Material Incoming Pump
High Velocity Mixing Pump - (Qty 4)
PDP Pump
48,000-gallon Ultra Sonic Reactor Jacketed
Fuel Polishing Vacuum Pressure Units (Qty 2)
Manifold
PDP Pump Strainer
Process Distribution Pump
Fuel Polishing Pressure Manifold
Glycerin Column with Heater
Fuel Polisher Pressure Pump
50,000-gallon Crude Glycerin Storage Tank
50,000-gallon Crude Glycerin Storage Tank
5,000-gallon Stainless Steel Separation Tank
5,000-gallon Stainless Steel Separation Tank
Inline Heater
300,000-gallon Liquid or Dry Storage Tank
Tanker Filled Meter with Pump
Horizontal Alcohol Vapor Column
8,000 gallon Stainless Steel Mixing Tank
Hot Oil Heater
5,000 gallon Emergency Storage Glycerin Tanks - (Qty 2)
Stokes Secondary Vacuum Pump
Emergency Spill Tanks (Qty 4)
Hydraulic Power Pack for Scales
50 foot 100 Lbs Scales
Water Filtration Unit
Spare Pressure Unit
Reconditioned Fuel Island Pump
Electrical Power Room for Refinery
1/2 Million Bushel Grain Elevator

Mixer (Will be removed per DEQ)
Tank on Top of Mixer (Will be removed per DEQ)
Heat Treater Tank (will be removed per DEQ)
200 HP Boiler (will be removed according to DEQ)

Security deposits with public utilities, telephone companies, landlords and others
Licenses, franchises, permits, certificates, operating authority, and other general intangibles
Office equipment, furnishings and supplies
Fuel Testing Equipment
Ultraviolet Fuel Sampling Unit
Shop Building (30' x 60')
All contents of Shop
Miscellaneous Tools
Miscellaneous Parts
Koehring Sky Trak Extended Boom Forklift (motor burned up)
Junked Equipment

EXHIBIT "C"

BIODIESEL OF MISSISSIPPI, INC.
EXCLUDED ASSETS

1. Any cash on hand
2. Any moneys in any checking, savings or other financial accounts
3. All accounts receivable and any other debts owed to Debtor including tax refunds
4. All avoidance claims the Debtor may have under Chapter 5 of the Bankruptcy Code
5. All inventory, whether raw products or finished products
6. One (1) 2005 Ford F-350 Truck
7. One (1) John Deere Model 440 Tractor
8. One (1) Rotary cutter (bush hog)
9. Property at the Refinery Site owned by third parties.